EXHIBIT 99.1

Contact at 214/432-2000 David B. Powers President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS FIRST QUARTER EPS UP 22%

ON RECORD REVENUES

DALLAS, TX (July 27, 2017) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2018 ended June 30, 2017. Notable items for the quarter include (all comparisons, unless otherwise noted, are with the prior year’s first quarter):

Company First Quarter Results

•	Record revenues of $366.1 million, up 23%

•	Net earnings per diluted share of $1.13, up 22%

•	Eagle’s first quarter financial results were impacted by approximately $1.5 million (pre-tax), or $0.02 per share, of costs associated with reduced production at one of its cement plants in connection with a plant modification project (described further below)

•	Eagle’s first quarter financial results also include approximately $1.2 million (pre-tax), or $0.02 per share, of acquisition and purchase accounting related costs

First quarter earnings before interest and income taxes increased 22%, reflecting improved sales volumes and net sales prices across nearly all businesses and the financial results of the recently acquired cement plant in Fairborn, Ohio and related assets (the Fairborn Business).

Cement, Concrete and Aggregates

Cement revenues for the first quarter, including joint venture and intersegment revenues, totaled $182.9 million, which was 26% higher than the same quarter last year. The average net sales price for this quarter was $106.95 per ton, 6% higher than the same quarter last year. Total Cement sales volumes for the quarter were over 1.5 million tons, 21% higher than the same quarter a year ago. Like-for-like average net cement sales prices and sales volumes increased 4% and 7%, respectively, versus the first quarter of fiscal 2017 (comparison excludes cement sales from the Fairborn Business since its acquisition date).

Operating earnings from Cement for the first quarter were a record $43.2 million and 37% greater than the same quarter a year ago. The earnings improvement was driven primarily by improved average net cement sales prices and cement sales volumes and earnings from the Fairborn Business. During the quarter, our Nevada cement plant experienced reduced production in connection with the installation of certain pollution control equipment to enable the plant to burn solid-waste fuels. The ability to use solid-waste fuel will lower energy costs in the future. The reduced production negatively affected the absorption of operating costs at the cement plant during the quarter. The project is expected to be completed in the fall.

Concrete and Aggregates reported revenues for the first quarter of $43.5 million, an increase of 26%. First quarter operating earnings were $6.0 million for the first quarter, a 63% improvement from the same quarter a year ago, reflecting improved concrete and aggregates pricing and concrete sales volumes.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard revenues for the first quarter totaled $153.9 million, which were 9% greater than the same quarter a year ago. The average Gypsum Wallboard net sales price this quarter was $159.01 per MSF, 1% greater than the same quarter a year ago. Gypsum Wallboard sales volume for the quarter of 654 million square feet (MMSF) represents an 11% increase from the same quarter last year. Paperboard sales volumes for the quarter were 79,000 tons, 5% less than the same quarter a year ago, reflecting the timing of third-party purchases. The average Paperboard net sales price this quarter was $549.69 per ton, 10% greater than the same quarter a year ago.

Gypsum Wallboard and Paperboard reported first quarter operating earnings of $48.8 million, down 4% from the same quarter last year. The earnings decline primarily reflects increased operating costs at our papermill due to the timing of our annual maintenance outage and higher recycled fiber costs, partially offset by improved Gypsum Wallboard sales volumes and sales prices.

Oil and Gas Proppants

Oil and Gas Proppants reported first quarter revenues of $18.9 million, a 271% increase from the prior year reflecting improved frac sand sales volumes and net sales prices. The first quarter’s operating loss of $2.0 million includes depreciation, depletion and amortization of $7.6 million.

Details of Financial Results

We conduct one of our cement plant operations, Texas Lehigh Cement Company LP, through a 50/50 joint venture (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates, and Oil and Gas Proppants from 40 facilities across the US. Eagle is headquartered in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on July 27, 2017. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact Eagle at (214) 432-2000.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; fluctuations in activity in the oil and gas industry, including the level of fracturing activities and the demand for frac sand; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; a cyber-attack or data security breach; announced increases in capacity in the gypsum wallboard, cement and frac sand industries; changes in the demand for residential housing construction or commercial construction; risks related to pursuit of acquisitions, joint ventures and other transactions; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017. This report is filed with the Securities and Exchange Commission. With respect to our completed acquisition of the Fairborn Business as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in such forward-looking statements include, but are not limited to, failure to realize any expected synergies from or other benefits of the transaction, possible negative effects of consummation of the transaction, significant transaction or ownership transition costs, unknown liabilities or other adverse developments affecting the Fairborn Business, including the results of operations of the Fairborn Business prior and after the closing, the effect on the Fairborn Business of the same or similar factors discussed above to which our business is subject, including changes in market conditions in the construction industry and general economic and business conditions that may affect us following the acquisition. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

David B. Powers

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1 Attachment 2 Attachment 3 Attachment 4 Attachment 5

Statement of Consolidated Earnings

Revenues and Earnings by Lines of Business (Quarter)

Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

Consolidated Balance Sheets

Depreciation, Depletion and Amortization by Lines of Business

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,
	2017	2016
Revenues	$366,121	$297,504
Cost of Goods Sold	280,062	225,549

Gross Profit	86,059	71,955
Equity in Earnings of Unconsolidated Joint Venture	9,876	7,980
Corporate General and Administrative Expenses	(9,679)	(9,833)
Other, net	757	1,075

Earnings before Interest and Income Taxes	87,013	71,177
Interest Expense, net	(7,483)	(3,901)

Earnings before Income Taxes	79,530	67,276
Income Tax Expense	(24,648)	(21,932)

Net Earnings	$54,882	$45,344

NET EARNINGS PER SHARE
Basic	$1.14	$0.94

Diluted	$1.13	$0.93

AVERAGE SHARES OUTSTANDING
Basic	48,121,890	48,014,195

Diluted	48,655,553	48,522,207

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended June 30,
	2017	2016
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$126,813	$113,262
Gypsum Paperboard	27,056	28,309

	153,869	141,571
Cement (Wholly Owned)	149,836	116,369
Oil and Gas Proppants	18,910	5,096
Concrete and Aggregates	43,506	34,468

Total	$366,121	$297,504

Segment Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$43,821	$39,336
Gypsum Paperboard	4,938	11,227

	48,759	50,563
Cement:
Wholly Owned	33,305	23,620
Joint Venture	9,876	7,980

	43,181	31,600
Oil and Gas Proppants	(2,026)	(5,912)
Concrete and Aggregates	6,021	3,684
Other, net	757	1,075

Sub-total	$96,692	$81,010
Corporate General and Administrative Expense	(9,679)	(9,833)

Earnings before Interest and Income Taxes	$87,013	$71,177

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(unaudited)

	Sales Volume
	Quarter Ended June 30,
	2017	2016	Change
Gypsum Wallboard (MMSF’s)	654	587	+11%

Cement (M Tons):
Wholly Owned	1,268	1,033	+23%
Joint Venture	243	218	+11%

	1,511	1,251	+21%
Paperboard (M Tons):
Internal	31	29	+7%
External	48	54	-11%

	79	83	-5%
Concrete (M Cubic Yards)	357	287	+24%
Aggregates (M Tons)	895	944	-5%
Frac Sand (M Tons)	315	74	+326%

	Average Net Sales Price *
	Quarter Ended June 30,
	2017	2016	Change
Gypsum Wallboard (MSF)	$159.01	$157.69	+1%
Cement (Ton)	$106.95	$100.63	+6%
Paperboard (Ton)	$549.69	$498.92	+10%
Concrete (Cubic Yard)	$98.96	$92.73	+7%
Aggregates (Ton)	$9.22	$8.30	+11%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues ($ in thousands)
	Quarter Ended June 30,
	2017	2016
Intersegment Revenues:
Cement	$4,929	$3,535
Paperboard	17,357	14,506
Concrete and Aggregates	413	283

	$22,699	$18,324

Cement Revenues:
Wholly Owned	$149,836	$116,369
Joint Venture	28,170	24,888

	$178,006	$141,257

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30,		March 31,
	2017	2016	2017*
ASSETS
Current Assets –
Cash and Cash Equivalents	$12,233	$9,180	$6,561
Accounts and Notes Receivable, net	175,002	142,298	136,313
Inventories	244,886	240,999	252,846
Prepaid and Other Assets	8,181	8,020	4,904

Total Current Assets	440,302	400,497	400,624

Property, Plant and Equipment –	2,454,800	2,083,592	2,439,438
Less: Accumulated Depreciation	(919,732)	(837,242)	(892,601)

Property, Plant and Equipment, net	1,535,068	1,246,350	1,546,837

Investments in Joint Venture	53,750	48,700	48,620
Notes Receivable	653	2,652	815
Goodwill and Intangibles	234,707	163,298	235,505
Other Assets	15,110	27,588	14,723

	$2,279,590	$1,889,085	$2,247,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$78,763	$61,322	$92,193
Accrued Liabilities	53,288	40,509	55,379
Federal Income Tax Payable	26,462	9,919	733
Current Portion of Senior Notes	81,214	8,000	81,214

Total Current Liabilities	239,727	119,750	229,519

Long-term Liabilities	42,026	58,642	42,878
Bank Credit Facility	200,000	373,000	225,000
Private Placement Senior Unsecured Notes	36,500	117,714	36,500
4.500% Senior Unsecured Notes due 2026	343,921	—	343,753
Deferred Income Taxes	162,329	163,536	166,024
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 48,547,960; 48,391,969 and 48,453,268 Shares, respectively	485	484	485
Capital in Excess of Par Value	151,141	144,076	149,014
Accumulated Other Comprehensive Losses	(7,199)	(11,097)	(7,396)
Retained Earnings	1,110,660	922,980	1,061,347

Total Stockholders’ Equity	1,255,087	1,056,443	1,203,450

	$2,279,590	$1,889,085	$2,247,124

*	From audited financial statements.

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following presents depreciation, depletion and amortization by segment for the quarters ended June 30, 2017 and 2016:

	Depreciation, Depletion and Amortization ($ in thousands)
	Quarter Ended June 30,
	2017	2016
Cement	$12,479	$8,611
Gypsum Wallboard	4,442	4,762
Paperboard	2,137	2,100
Oil and Gas Proppants	7,606	5,184
Concrete and Aggregates	1,914	1,749
Other	369	457

	$28,947	$22,863